Exhibit A
                                                 to Agreement and Plan of Merger


                  STOCKHOLDERS AGREEMENT, dated as of December 21, 1999 (this "Agreement"), among AMERICA ONLINE, INC., a Delaware corporation ("Parent"), MQ ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the several stockholders of MAPQUEST.COM, INC., a Delaware corporation (the "Company"), that are parties hereto (each, a "Stockholder" and, collectively, the "Stockholders").

                  WHEREAS, Parent, Merger Sub and the Company are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement;" capitalized terms used without definition herein having the meanings assigned to them in the Merger Agreement), pursuant to which Merger Sub will merge with and into the Company (the "Merger");

                  WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of Company Common Stock set forth on the signature page hereof beneath such Stockholder's name (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with any shares of Company Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Stockholder's "Shares") and the record and beneficial owner of options or warrants to purchase the number of shares of Company Common Stock set forth on the signature page hereof beneath such Stockholder's name;

                  WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Merger Sub have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

                  WHEREAS, among other things, the Stockholders, Parent and Merger Sub desire to set forth their agreement with respect to the voting of the Shares in connection with the Merger, upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:



                                    ARTICLE I

                                     VOTING

            1.1 Agreement to Vote. Each Stockholder hereby agrees, severally and not jointly, that it shall, and shall cause the holder of record on any applicable record date to, from time to time, at the request of Parent, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, however called, or in connection with any written consent of the holders of Company Common Stock, (a) if a meeting is held, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all Shares, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned or held of record by such Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, in favor of the approval and adoption of the Merger Agreement, the Merger and any action required in furtherance thereof.

            1.2 Grant of Proxy. In furtherance and not in limitation of the foregoing, each Stockholder hereby grants to, and appoints, Parent and each of
J. Michael Kelly and Paul T. Cappuccio in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other designee of Parent, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote the Shares as indicated in this Article I. Each Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy. Each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder's Shares or any other voting securities of the Company that relate to the approval of the Merger Agreement.

            1.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein, or in the performance of the Stockholders' duties or responsibilities as stockholders of the Company.

            1.4 Evaluation of Investment. Each Stockholder, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of the investment in shares of Parent Common Stock contemplated by the Merger Agreement.

            1.5 Documents Delivered. Each Stockholder acknowledges receipt of copies of the following documents: (a) the Merger Agreement and all exhibits and schedules thereto, (b) the Option Agreement, (c) the Distribution Agreement, dated as of the date hereof, between Parent and the Company, (d) Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, (e) Parent's Proxy Statement dated September 22, 1999, and (f) each report filed with the SEC by Parent on Forms 8-K and 10-Q since June 30, 1999. Each Stockholder also acknowledges that such Stockholder possesses all the information relating to the Company which such Stockholder deems relevant or material to such Stockholder's investment in Parent Common Stock should the Merger be consummated and its entering into this Agreement.

            1.6 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Stockholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with such Stockholder's obligations pursuant to this Agreement.


                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

            Each Stockholder hereby, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:

            2.1 Authorization; Validity of Agreement; Necessary Action. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This
Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms.

            2.2 Consents and Approvals; No Violations. Except for filings required under applicable federal and state securities laws and regulations and the HSR Act, none of the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (i) require any filing with, or Approval of, any Governmental Authority, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which such Stockholder is a party or by which it or any of its properties or assets may be bound or (iii) violate any Order or Law applicable to it or any of its properties or assets.

            2.3 Shares. Such Stockholder's Existing Shares are, and all of its Shares on the Closing Date will be, owned beneficially and of record by such Stockholder. As of the date hereof, such Stockholder's Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by such Stockholder. All of such Stockholder's Existing Shares are issued and outstanding, and, except as set forth on the signature pages hereto, such Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Company Common Stock or any other capital stock of the Company. Such Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Shares on the Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder has good and marketable title to its Existing Shares and at all times during the term hereof and on the Closing Date will have good and marketable title to its Shares, free and clear of all Liens, and, upon delivery thereof to Merger Sub against delivery of the consideration therefor pursuant to the Merger Agreement, good and marketable title thereto, free and clear of all Liens (other than any arising as a result of actions taken or omitted by Merger Sub), will pass to Merger Sub.

            2.4 No Finder's Fees. Except as previously disclosed to Parent in writing, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or the Merger based upon arrangements made by or on behalf of such Stockholder.

            2.5 No Group. Each Stockholder is acting individually and not as part of a "group" as defined in the Exchange Act.

                                   ARTICLE III

                                 OTHER COVENANTS

            3.1 Further Agreements of Stockholders.

                (a) Each Stockholder, severally and not jointly, hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Existing Shares, any Shares acquired after the date hereof, any securities exercisable for or convertible into Company Common Stock or any interest in any of the foregoing, except for sales completed earlier than 30 days prior to the Effective Time.

                (b) Each Stockholder shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, and hereby consents to the entry of stop transfer instructions by the Company of any transfer of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

                (c) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. Each Stockholder shall be entitled to receive any cash dividend paid by the Company during the term of this Agreement until the Shares are canceled in the Merger or purchased hereunder.

                (d) Each Stockholder shall not, nor shall it authorize or permit any Affiliate, director, officer, employee, or any investment banker, attorney or other advisor, agent or representative of, such Stockholder (collectively, the "Representatives") to, directly or indirectly, (i) solicit, facilitate, initiate or encourage, or take any action to solicit, facilitate, initiate or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal, or (ii) participate or engage in any discussions or negotiations with, or provide any information to, or take any action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might be reasonably be expected to result in an Acquisition Proposal. From and after the date hereof, each Stockholder shall immediately cease and terminate, and shall cause its Representatives to immediately cease and cause to be terminated, all existing discussion or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.

                (e) Each Stockholder covenants and agrees with the other Stockholders and for the benefit of the Company (which shall be a third party beneficiary of this Section 3.1(e)) to comply with and perform all its obligations under this Agreement.

                (f) From and after the Effective Time, each of the Stockholders waives, agrees not to enforce and releases the Company from any obligation if the Company or its Affiliates (including Parent) under Sections 5.1 through 5.12 of the Amended and Restated Rights Agreement dated as of July 17, 1997, among the Company and the Stockholders and certain other parties.

                (g) Each Stockholder which holds any option to purchase Company Common Stock hereby consents to the treatment of such option as set forth in
Section 1.8 and 5.5 of the Merger Agreement.

            3.2 Further Agreements of Parent. Parent hereby agrees to use reasonable best efforts to cause the shares of Company Common Stock delivered to the Stockholders pursuant to the Merger Agreement to be registered under the Securities Act in connection with such delivery.

                                   ARTICLE IV

                                  MISCELLANEOUS

            4.1 Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the Effective Time or (b) termination of the Merger Agreement pursuant to Section 7.1 thereof. Nothing in this Section 4.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

            4.2 Several Obligations; Capacity.

                (a) The representations, warranties, covenants, agreements and conditions of this Agreement applicable to the Stockholders are several and not joint.

                (b) The obligations of the Stockholders hereunder are several and not joint and the covenants and agreements of the Stockholders herein are made only in their capacity as stockholders of the Company and not as directors.

            4.3 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

            4.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:

                (a) If to Parent or Merger Sub:

                    America Online, Inc.
                    22000 AOL Way
                    Dulles, Virginia 20166
                    Attention: David Colburn, President - Business Affairs

                    With copies to:

                    America Online, Inc.
                    22000 AOL Way
                    Dulles, Virginia 20166
                    Attention: Paul T. Cappuccio, General Counsel; and

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, New York 10017
                    Attention:  Philip T. Ruegger III, Esq.

                (b) If to any of the Stockholders, to it at the address set forth under its name on the signature pages hereto.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

            4.5 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            4.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

            4.7 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Merger Agreement and the other Related Agreements constitute the entire agreement and supersedes all prior agreements and understandings (other than the Confidentiality Agreement), both written and oral, among the parties with respect to the subject matter hereof and thereof, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            4.8 Amendments; Assignment. This Agreement may not be amended except by written agreement by all the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, and any purported assignment without such consent shall be void; provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without such consent.

            4.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

            4.10 Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the Federal District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Federal District Court for the Southern District of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

            4.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                [Remainder of this page intentionally left blank]

            IN WITNESS WHEREOF, Parent, Merger Sub and each of the Stockholders have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.


                               AMERICA ONLINE, INC.


                               By:       /s/ DAVID M. COLBURN
                               Name:     David M. Colburn
                               Title:    President - Business Affairs


                               MQ ACQUISITION, INC.


                               By:       /s/ DAVID M. COLBURN
                               Name:     David M. Colburn
                               Title:    Senior Vice President



                               TRIDENT CAPITAL PARTNERS FUND-1, L.P.

                               By:      Trident Capital, L.P.
                                        its General Partner

                               By:      Trident Capital, Inc.
                                        its General Partner

                               By:       /s/ ROBERT C. MCCORMACK
                               Name:     Robert C. McCormack
                               Title:    Managing Director

                               Number of Existing Shares:  9,332,047

                               Shares subject to options or warrants:  352,195

                               Notices
                               Address:  c/o Trident Capital
                                         2480 Sand Hill Road
                                         Suite 100
                                         Menlo Park, CA  94025
                                         Fax:  (650) 233-4333
                                         Attention:  Robert McCormack/
                                                     Steve Holt


                               TRIDENT CAPITAL PARTNERS FUND-1, C.V.

                               By:      Trident Capital, L.P.
                                        its General Partner

                               By:      Trident Capital, Inc.
                                        its General Partner

                               By:     /s/ ROBERT C. MCCORMACK
                               Name:   Robert C. McCormack
                               Title:  Managing Director

                               Number of Existing Shares:  1,846,062

                               Shares subject to options or warrants:   69,669

                               Notices
                               Address:  c/o Trident Capital
                                         2480 Sand Hill Road
                                         Suite 100
                                         Menlo Park, CA  94025
                                         Fax:  (650) 233-4333
                                         Attention:  Robert McCormack/
                                                     Steve Holt


                               HIGHLAND CAPITAL PARTNERS III
                               LIMITED PARTNERSHIP,


                               By: Highland Management Partners III
                                       Limited Partnership,
                                   its General Partner


                               By:         /s/ DANIEL NOVA
                               Name:       Daniel Nova
                               Title:      General Partner

                               Number of Existing Shares:  6,355,823

                               Shares subject to options or warrants:  214,842

                               Notices
                               Address:  Highland Capital Partners, Inc.
                                         Two International Place
                                         Boston, MA  02110
                                         Fax:  (617) 531-1550
                                         Attention:  Daniel Nova



                               HIGHLAND ENTREPRENEURS' FUND III, L.P.,


                               By: HEP III, LLC, its General Partner

                               By:      /s/ DANIEL NOVA
                               Name:    Daniel Nova
                               Title:   Member

                               Number of Existing Shares:  264,826

                               Shares subject to options or warrants:  8,951

                               Notices
                               Address:  Highland Capital Partners, Inc.
                                         Two International Place
                                         Boston, MA 02110
                                         Fax:  (617) 531-1550
                                         Attention: Daniel Nova



                               NATIONAL GEOGRAPHIC HOLDINGS, INC.


                               By:     /s/ C. RICHARD ALLEN
                               Name:   C. Richard Allen
                               Title:  CEO

                               Number of Existing Shares:  0

                               Shares subject to options or warrants:  899,018

                               Notices
                               Address:  National Geographic Holdings, Inc.
                                         1145 17th Street NW
                                         Washington, DC  20035-4688
                                         Fax:  (202) 429-5716
                                         Attention:  C. Richard Allen



                               WESTON PRESIDIO CAPITAL II, L.P.


                               By:     /s/ CARLO VON SCHROETER
                               Name:   Carlo von Schroeter
                               Title:  General Partner

                               Number of Existing Shares:  6,620,652

                               Shares subject to options or warrants:  223,827

                               Notices
                               Address:  Weston Presidio Capital
                                         One Federal St.
                                         21st Floor
                                         Boston, MA  02110
                                         Fax:  617-988-2515
                                         Attention:  Carlo von Schroeter



                               /s/ MICHAEL J. MULLIGAN
                               Michael J. Mulligan

                               Number of Existing Shares:  310,542

                               Shares subject to options or warrants:  1,944,000

                               Notices
                               Address:  c/o MapQuest.com, Inc.
                                         3710 Hempland Road
                                         Mountville, PA  17554
                                         Fax:  (717) 285-8577
                                         Attention:  Michael J. Mulligan




                               /s/ JAMES W. THOMAS
                               James W. Thomas

                               Number of Existing Shares:  288,091

                               Shares subject to options or warrants:  515,675

                               Notices
                               Address:  c/o MapQuest.com, Inc.
                                         3710 Hempland Road
                                         Mountsville, PA  17554
                                         Fax:  (717) 285-8577
                                         Attention:  James Thomas